Schedule A
                      to the Investment Advisory Agreement
                            Dated as of June 25, 2008
                            between WisdomTree Trust
                      and WisdomTree Asset Management, Inc.

          Name of Series                           Fee

WisdomTree Middle East Dividend Fund              0.68%


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